Exhibit 99.1

Horizon Pharma Announces Third Quarter 2013 Financial Results, Reports Net Revenue of $26.2 Million

DUEXIS® Third Quarter Net Revenue of $23.5 Million, an Increase of 122% versus Q2 2013

Conference Call and Webcast Today, November 8th at 8:00 a.m. ET

DEERFIELD, IL – November 8, 2013 – Horizon Pharma, Inc. (NASDAQ:  HZNP) today provided an update on the Company’s business and announced financial results for the third quarter and nine months ended September 30, 2013.

Financial Results

•	Gross and net sales for the third quarter of 2013 were $31.5 million and $26.2 million, respectively, increases of 79% and 114%, respectively, versus the second quarter of 2013.
•	Net loss for the third quarter of 2013 was $5.5 million, or $0.08 per share, on a U.S. GAAP basis, and $2.1 million, or $0.03 per share, on a non-GAAP basis.
•	The Company had cash and cash equivalents at September 30, 2013 of $58.7 million, versus $69.3 million at June 30, 2013.

DUEXIS® Highlights

•	Gross and net sales of DUEXIS in the third quarter of 2013 were $28.5 million and $23.5 million, respectively, increases of 81% and 122%, respectively, versus the second quarter of 2013.
•

According to monthly data from Source Healthcare Analytics (SHA), total DUEXIS prescriptions were 56,673 for the third quarter of 2013, compared to 48,191 total prescriptions for the second quarter of 2013, an increase of 17.6%.

•

According to SHA, total DUEXIS pills dispensed in the third quarter of 2013 increased 20.3% versus the second quarter of 2013 as a result of longer initial prescriptions and a 1.5% quarter-over-quarter increase in the refill rate of DUEXIS.

•

The gross-to-net sales deduction of 17.6% for DUEXIS in the third quarter benefited from the amendment of a managed care contract with more favorable 2013 pricing terms than the original agreement, as well as from sales channel mix.  On a go-forward basis, the Company expects gross-to-net sales deductions of DUEXIS between 35% and 40%.

RAYOS® / LODOTRA® Highlights

•	RAYOS gross and net sales in the third quarter of 2013 were $2.3 million and $2.0 million, respectively, increases of 229% and 268%, respectively, versus the second quarter of 2013.
•	According to monthly data from SHA, total RAYOS prescriptions were 2,530 for the third quarter of 2013, compared to 2,241 total prescriptions for the second quarter of 2013, an increase of 12.9%.
•	Through September 2013, there have been approximately 980 cumulative prescribers and approximately 6,200 cumulative prescriptions of RAYOS.
•	LODOTRA, known as RAYOS in the U.S., had gross and net sales in the third quarter of 2013 of $0.7 million and is now approved for marketing in over 30 countries outside the U.S.

“We achieved continued acceleration in prescriptions and revenue in the third quarter, with both DUEXIS and RAYOS seeing significant growth in net revenue on a sequential quarter over quarter basis,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma.  “This sales growth, along with improvement in the bottom line and cash burn, continues our momentum toward becoming a profitable company.”

Third Quarter 2013 Financial Results

For the third quarter ended September 30, 2013, gross and net sales were $31.5 million and $26.2 million, respectively, compared to $7.3 million and $6.5 million in gross and net sales, respectively, for the third quarter of 2012.  DUEXIS gross and net sales during the third quarter of 2013 were $28.5 million and $23.5 million, respectively, after deducting sales discounts and allowances of $1.1 million and co-pay assistance costs of $3.9 million, compared to DUEXIS gross and net sales of $3.0 million and $2.6 million, respectively, during the third quarter of 2012.  The increase in DUEXIS sales during the third quarter of 2013 compared to the prior year quarter was primarily the result of the Company’s expanded sales force in addition to product price increases implemented during the course of 2013.  DUEXIS represented 90% of gross sales and 89% of the Company’s net sales during the third quarter of 2013.

RAYOS gross and net sales were $2.3 million and $2.0 million, respectively, during the third quarter of 2013 after deducting sales discounts and allowances of $0.2 million and co-pay costs of $0.1 million.  As the product was launched in late 2012, there were no RAYOS sales during the corresponding 2012 period.

LODOTRA gross and net sales during the third quarter of 2013 were $0.7 million each, compared to gross and net sales of $4.3 million and $3.9 million, respectively, during the third quarter of 2012.  The decrease in LODOTRA sales in the third quarter of 2013 as compared to the same period in the prior year was the result of lower product shipments to the Company’s European distribution partner, Mundipharma, and a decline in the recognition of deferred revenues related to product previously shipped and invoiced to Mundipharma at contract minimum prices and where the contractual price adjustment period has passed.  LODOTRA sales to Mundipharma occur at the time the Company ships product to Mundipharma based on its estimated requirements.  Accordingly, LODOTRA sales are not linear or tied to Mundipharma sales to the market and can therefore fluctuate from quarter to quarter.

Sales discounts and allowances during the three months ended September 30, 2013, were $5.3 million, compared to $0.8 million during the three months ended September 30, 2012.  As a percentage of gross product sales, sales discounts and allowances increased to 17% during the three months ended September 30, 2013 compared to 11% during the three months ended September 30, 2012.  The increase in sales discounts and allowances was attributable to a significant increase in product sales during the three months ended September 30, 2013, which resulted in a corresponding increase in customer discounts and prompt pay allowances. Additionally, the Company’s distribution channel mix during the third quarter of 2013 resulted in higher government rebates and chargebacks.  Co-pay assistance costs increased $3.7 million during the three months ended September 30, 2013 compared to the same period in the prior year as a result of a larger number of prescriptions being filled by patients and product price increases implemented during the course of 2013.  The increase in product sales discounts and allowances during the third quarter of 2013 was partially offset by a $2.4 million benefit resulting from the renegotiation of a managed care contract and from sales channel mix.  The Company expects its sales discounts and allowances as a percent of gross product sales to be in the 35-40% range in subsequent periods as it will not benefit from the managed care contract adjustment made in the third quarter of 2013.

Net loss for the quarter ended September 30, 2013 was $5.5 million, or $0.08 per share based on 64,645,677 weighted average shares outstanding, compared to a net loss of $17.0 million, or $0.47 per share based on 35,972,657 weighted average shares outstanding, for the quarter ended September 30, 2012.

Non-GAAP net loss for the quarter ended September 30, 2013 was $2.1 million, or $0.03 per share, compared to a non-GAAP net loss of $13.9 million, or $0.39 per share, for the third quarter of 2012.  Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures.  Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject.

The Company had cash and cash equivalents of $58.7 million at September 30, 2013.  Cowen and Company, LLC, the Company’s agent, sold 1,182,414 shares of the Company’s common stock in July 2013 under the Company’s at-the-market (ATM) facility for gross proceeds of $3.1 million and net proceeds of $3.0 million after deducting $0.1 million in commissions and other issuance costs.  Cowen has not sold shares under the ATM since July 2013 and as of September 30, 2013 Cowen had sold a cumulative total of 2,448,575 shares of the Company’s common stock with gross proceeds to the Company of $6.2 million.  The Company had $21.2 million of common stock available for future issuance under the ATM as of November 7, 2013 which can potentially supplement or extend the Company’s cash runway.

Research and development expenses decreased $1.6 million, from $3.8 million during the three months ended September 30, 2012, to $2.2 million during the three months ended September 30, 2013.  The decrease in research and development expenses during the third quarter of 2013 was primarily associated with the classification of $1.2 million in medical affairs expenses to sales and marketing expenses and a $0.3 million reduction in quality control expenses associated with the Company’s Swiss subsidiary.  During the first quarter of 2013, in connection with the full commercial launch of RAYOS, the Company began to classify its medical affairs expenses, which now consist of expenses related to scientific publications, health outcomes, biostatistics, medical education and information, and medical communications, as sales and marketing expenses.  Prior to the full commercial launch of RAYOS in late January 2013, medical affairs expenses were classified as part of research and development expenses.

Sales and marketing expenses increased $2.7 million, from $12.9 million during the three months ended September 30, 2012, to $15.6 million during the three months ended September 30, 2013.  The increase in sales and marketing expenses during the three months ended September 30, 2013 was primarily attributable to an increase of $2.9 million in salaries and benefits expenses due to the increase in staffing of the Company’s field sales force and the inclusion of $1.2 million of medical affairs expenses in sales and marketing expenses, partially offset by a $1.3 million reduction in marketing and commercialization costs as the prior year period included substantial launch and prelaunch spending.

General and administrative expenses increased $1.2 million, from $4.7 million during the three months ended September 30, 2012, to $5.9 million during the three months ended September 30, 2013.  The increase in general and administrative expenses during the third quarter of 2013 was primarily associated with an increase of $0.5 million related to intellectual property related matters, a $0.3 million increase in salaries and benefits expenses associated with higher administrative headcount compared to the prior year period and a $0.3 million increase in legal and consulting expenses.

Interest expense increased $0.3 million, from $3.3 million during the three months ended September 30, 2012, to $3.6 million during the three months ended September 30, 2013.  The increase in interest expense was primarily due to higher debt discount expenses associated with a September 2012 amendment under the Company’s senior secured loan facility with a group of institutional investors entered into in February 2012, partially offset by lower borrowing balances during the third quarter of 2013 as a result of principal debt repayments made during 2013.

During the three months ended September 30, 2013 and 2012, the Company reported a foreign exchange gain of $1.1 million and $0.6 million, respectively.  The increase in foreign exchange gain during the three months ended September 30, 2013 was primarily the result of the impact of a strengthening of the Euro against the U.S. dollar on the Company’s Swiss subsidiary.

During the three months ended September 30, 2013, the Company reported income tax expense of $0.3 million compared to an income tax benefit of $4.5 million during the corresponding period in 2012.  The decrease in income tax benefit was primarily due to a reduction in the Company’s deferred tax assets associated with lower projected pre-tax operating losses and a one-time tax benefit recorded in the prior year period.  During the third quarter of 2012, the Company recorded a one-time tax income benefit of $4.3 million related to a reduction in its deferred tax asset positions resulting from the reclassification of the Company’s indefinite-lived in-process research and development (IPR&D) asset to a finite-lived intangible asset. The reclassification of the Company’s IPR&D indefinite-lived intangible asset to a finite-lived intangible asset required the Company to begin amortizing this asset, which resulted in additional income tax benefits due to the Company’s deferred tax liability position.

Year-to-Date Financial Results

For the nine months ended September 30, 2013, gross and net sales were $59.9 million and $47.6 million, respectively, compared to gross and net sales of $14.8 million and $12.9 million, respectively, for the nine months ended September 30, 2012.  DUEXIS gross sales during the nine months ended September 30, 2013 were $51.0 million and net sales were $39.4 million after deducting sales discounts and allowances of $5.3 million and co-pay assistance costs of $6.3 million, compared to gross and net DUEXIS sales of $6.2 million and $5.1 million, respectively, during the nine months ended September 30, 2012.  The increase in DUEXIS sales was primarily the result of the Company’s expanded sales force compared to the first nine months of 2012, as well as product price increases implemented during 2013.  DUEXIS represented 85% of gross sales and 83% of the Company’s net sales during the nine months ended September 30, 2013.

RAYOS gross sales and net sales for the nine months ended September 30, 2013 were $3.4 million and $3.0 million, respectively, with no RAYOS sales during the corresponding period in 2012 as the product was launched in late 2012.

LODOTRA gross and net sales for the nine months ended September 30, 2013 were $5.5 million and $5.3 million, respectively, compared to gross and net sales of $8.7 million and $7.8 million, respectively, during the nine months ended September 30, 2012.  The decrease was the result of lower product shipments to the Company’s European distribution partner, Mundipharma, and a decline in the recognition of deferred revenues related to product previously shipped and invoiced to Mundipharma at contract minimum prices and where the contractual price adjustment period has passed.

Sales discounts and allowances for the nine months ended September 30, 2013 were $12.2 million compared to $1.9 million during the nine months ended September 30, 2012.  As a percentage of gross product sales, sales discounts and allowances increased to 20% during the nine months ended September 30, 2013 compared to 13% during the nine months ended September 30, 2012.  The increase in sales discounts and allowances was attributable to a significant increase in product sales during the nine months ended September 30, 2013, which resulted in a corresponding increase in customer discounts, prompt pay allowances and customer rebates. Additionally, co-pay assistance costs increased $5.8 million during the nine months ended September 30, 2013 compared to the same period in the prior year as a result of a larger number of prescriptions being filled by patients and product price increases implemented during the course of 2013. Partially offsetting the increase in product sales discounts and allowances during the current year was a $2.4 million benefit recorded during the third quarter of 2013 associated with the renegotiation of a managed care contract and from sales channel mix.

Net loss for the nine months ended September 30, 2013 was $46.1 million, or $0.73 per share based on 63,168,797 weighted average shares outstanding, compared to a net loss of $63.5 million, or $2.03 per share based on 31,227,336 weighted average shares outstanding, for the nine months ended September 30, 2012.

Non-GAAP net loss for the nine months ended September 30, 2013 was $35.8 million, or $0.57 per share, compared to a non-GAAP net loss of $55.1 million, or $1.76 per share, for the nine months ended September 30, 2012.

Research and development expenses decreased $4.9 million, from $12.1 million during the nine months ended September 30, 2012, to $7.2 million during the nine months ended September 30, 2013.  The decrease in research and development expenses during the nine months ended September 30, 2013 was primarily associated with the classification of $3.8 million in medical affairs expenses to sales and marketing expenses, a $0.6 million decrease in consulting fees and a $0.6 million decrease in regulatory and clinical trial expenses.  During the first quarter of 2013, in connection with the full commercial launch of RAYOS, the Company began to classify its medical affairs expenses, which now consist of expenses related to scientific publications, health outcomes, biostatistics, medical education and information, and medical communications, as sales and marketing expenses.  Prior to the full commercial launch of RAYOS in late January 2013, medical affairs expenses were classified as part of research and development expenses.

Sales and marketing expenses increased $14.0 million, from $34.5 million during the nine months ended September 30, 2012, to $48.5 million during the nine months ended September 30, 2013.  The increase in sales and marketing expenses during the nine months ended September 30, 2013 was primarily attributable to an increase of $11.7 million in salaries and benefits expenses due to the expansion of the Company’s field sales force during 2013 and the inclusion of $3.8 million of medical affairs expenses to sales and marketing expenses, partially offset by a $1.3 million decrease in marketing and commercialization expenses.

General and administrative expenses increased $1.6 million, from $14.4 million during the nine months ended September 30, 2012, to $16.0 million during the nine months ended September 30, 2013.  The increase in general and administrative expenses during the during the nine months ended September 30, 2013 was primarily associated with an increase of $0.7 million related to intellectual property related matters, a $0.8 million increase in salaries and benefits expenses associated with higher administrative headcount compared to the prior year, and a $0.5 million increase in facilities expenses, partially offset by a $0.5 million reduction in consulting related expenses.

Interest expense, net decreased $0.5 million, from $11.1 million during the nine months ended September 30, 2012, to $10.6 million during the nine months ended September 30, 2013.  The decrease in interest expense was primarily associated with lower average borrowing balances under the Company’s senior secured loan facility during 2013 as a result of principal debt repayments made during the nine months ended September 30, 2013, partially offset by higher debt discount expenses as a result of incremental costs associated with the amendment to the Company’s senior secured loan facility made in the third quarter of 2012.  Additionally, during the nine months ended September 30, 2012, the Company incurred approximately $2.5 million in pre-payment and end of loan payments associated with the extinguishment of prior debt facilities.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures.  These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, non-cash interest expense, and other non-cash charges.  Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon's financial performance.  The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends.  In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company's performance.  These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.  Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00 a.m. Eastern Time today, Horizon's management will host a live conference call and webcast to review the Company's financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon's website at http://ir.horizon-pharma.com.  Please connect to the Company's website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast.  Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call.  The conference ID number for the live call is 79035113.  Telephone replay will be available approximately two hours after the call.  To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international).  The conference ID number for the replay is 79035113.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing DUEXIS and RAYOS/LODOTRA, both of which target unmet therapeutic needs in arthritis, pain and inflammatory diseases.  The Company’s strategy is to develop, acquire and/or in-license additional innovative medicines where it can execute a targeted commercial strategy in specific therapeutic areas while taking advantage of its commercial strengths and the infrastructure the Company has put in place.  For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercialization of DUEXIS and RAYOS, trends with respect to revenue acceleration of DUEXIS and RAYOS and prescription growth, the momentum for DUEXIS and RAYOS, expectations regarding future gross-to-net sales deductions, continuing improvement in Horizon’s bottom line and cash burn, and momentum towards becoming a profitable company.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors.  These factors include, but are not limited to risks regarding Horizon’s ability to commercialize products successfully, whether commercial data regarding DUEXIS and RAYOS in the United States for any historic periods are indicative of future results, the impact of pricing decisions on product revenues, Horizon’s ability to successfully manage contract sales and marketing personnel, the sales channel mix for Horizon’s products, Horizon’s ability to comply with post-approval regulatory requirements, the need to potentially obtain additional financing to successfully commercialize or further develop DUEXIS and RAYOS/LODOTRA and the potential that Horizon may use cash resources in ways not currently anticipated or planned.  For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings.  Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$58,650	$104,087
Restricted cash	800	800
Accounts receivable, net	16,677	3,463
Inventories, net	6,895	5,245
Prepaid expenses and other current assets	2,842	3,323
Total current assets	85,864	116,918
Property and equipment, net	3,524	3,725
Developed technology, net	65,380	68,892
Other assets	3,447	4,449
Total assets	$158,215	$193,984
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,044	$5,986
Accrued expenses	22,909	16,784
Deferred revenues - current portion	1,619	2,230
Notes payable - current portion	15,913	11,935
Total current liabilities	45,485	36,935
Long-term liabilities
Notes payable, net of current	29,672	36,866
Deferred revenues, net of current	9,508	9,554
Deferred tax liabilities, net	3,496	4,408
Other long term liabilities	165	243
Total liabilities	88,326	88,006

Commitments and Contingencies

Stockholders' equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 65,857,321 and 61,722,247 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively.	7	6
Additional paid-in capital	426,871	417,455
Accumulated other comprehensive loss	(2,774)	(3,372)
Accumulated deficit	(354,215)	(308,111)
Total stockholders' equity	69,889	105,978
Total liabilities and stockholders' equity	$158,215	$193,984

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues
Gross sales	$31,524	$7,311	$59,859	$14,827
Sales discounts and allowances	(5,306)	(790)	(12,216)	(1,942)
Net sales	26,218	6,521	47,643	12,885

Cost of goods sold	5,313	3,810	13,077	8,732
Gross profit	20,905	2,711	34,566	4,153
Operating Expenses
Research and development	2,154	3,796	7,185	12,098
Sales and marketing	15,621	12,951	48,475	34,466
General and administrative	5,874	4,678	15,998	14,436
Total operating expenses	23,649	21,425	71,658	61,000
Operating loss	(2,744)	(18,714)	(37,092)	(56,847)

Interest expense, net	(3,601)	(3,339)	(10,646)	(11,081)
Foreign exchange gain (loss)	1,118	588	667	(312)
Other expense, net	—	—	—	(56)
Loss before expense (benefit) for income taxes	(5,227)	(21,465)	(47,071)	(68,296)
Expense (benefit) for income taxes	265	(4,512)	(967)	(4,835)
Net loss	$(5,492)	$(16,953)	$(46,104)	$(63,461)

Net loss per common share- basic and diluted	$(0.08)	$(0.47)	$(0.73)	$(2.03)
Weighted average common shares outstanding - basic and diluted	64,645,677	35,972,657	63,168,797	31,227,336

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
GAAP Net Loss	$(5,492)	$(16,953)	$(46,104)	$(63,461)
Non-GAAP Adjustments (net of tax effect):
Amortization of developed technology	1,343	1,072	3,979	2,469
Stock-based compensation	1,106	1,172	3,206	3,662
Non-cash interest expense	1,214	658	3,043	1,827
Depreciation expense	303	167	861	559
Amortization of deferred revenue	(555)	(51)	(770)	(156)
Total of non-GAAP adjustments	3,411	3,018	10,319	8,361
Non-GAAP Net Loss	$(2,081)	$(13,935)	$(35,785)	$(55,100)

Weighted average shares - basic and diluted	64,645,677	35,972,657	63,168,797	31,227,336

GAAP net loss per common share-basic and diluted	$(0.08)	$(0.47)	$(0.73)	$(2.03)
Non-GAAP adjustments detailed above	0.05	0.08	0.16	0.27
Non-GAAP net loss per common share-basic and diluted	$(0.03)	$(0.39)	$(0.57)	$(1.76)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net loss	$(46,104)	$(63,461)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,838	3,648
Stock-based compensation	3,206	3,662
Non-cash interest expense and amortization of deferred charges	3,043	1,827
Paid in kind interest expense	2,228	1,860
Foreign exchange (gain) loss	(667)	312
Loss on disposal of asset	—	76
Changes in operating assets and liabilities:
Accounts receivable	(13,211)	(3,600)
Inventories	(1,626)	(2,475)
Prepaid expenses and other current assets	499	(1,577)
Accounts payable	(951)	(1,314)
Accrued expenses	6,161	2,937
Deferred revenues	(869)	3,498
Deferred tax liabilities	(988)	(4,866)
Other non-current assets and liabilities	332	—
Net cash used in operating activities	(43,109)	(59,473)
Cash flows from investing activities
Purchase of property and equipment	(643)	(1,012)
Increase in restricted cash	—	(50)
Net cash used in investing activities	(643)	(1,062)
Cash flows from financing activities
Proceeds from the sale of common stock under an ATM agreement, net of issuance costs	5,998	—
Proceeds from the issuance of common stock through ESPP programs and stock option exercises	213	147
Proceeds from the issuance of notes payable, net of issuance costs	—	55,578
Proceeds from private equity offering, net of issuance costs	—	128,092
Repayment of notes payable	(7,956)	(19,780)
Proceeds from the issuance of common stock through warrant exercises	—	149
Net cash (used in) provided by financing activities	(1,745)	164,186
Effect of foreign exchange rate changes on cash and cash equivalents	60	(291)
Net (decrease) increase in cash and cash equivalents	(45,437)	103,360
Cash and cash equivalents
Beginning of period	104,087	17,966
End of period	$58,650	$121,326

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com